EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Plan Administrator of the TransCanada 401(k) and Savings Plan:

We consent to the incorporation by reference in the Registration Statements (No. 333-184074 and No. 333-151736) pertaining to the TransCanada 401(k) and Savings Plan of our report dated June 16, 2016 relating to the statement of net assets available for plan benefits of the TransCanada 401(k) and Savings Plan as of December 31, 2015 and the related statement of changes in net assets available for plan benefits for the year then ended, included in this annual report on Form 11-K.

/s/ Caron & Bletzer, PLLC

Kingston, NH
June 16, 2016